CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

EXHIBIT 11
COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                                For the Quarter           For the Nine Months
                                               Ended September 30,       Ended September 30,
                                            ------------------------  ------------------------
                                                1995        1994          1995        1994
                                                ----        ----          ----        ----
Primary earnings per share calculation:
  Weighted average number of shares assuming
    primary dilution                          3,710,054   3,642,317     3,691,866   3,626,117
                                            ========================  ========================

  Consolidated net income                      $988,122   ($264,773)   $5,410,639  $3,364,730
                                            ========================  ========================

Total primary earnings per share                  $0.27      ($0.07)        $1.47       $0.93
                                            ========================  ========================

Fully diluted earings per share calculation (1):
  Weighted average number of shares assuming
    primary dilution                          3,710,054   3,642,317     3,691,866   3,626,117
  Contingent shares                             247,287     255,282       249,487     255,948
                                            ------------------------  ------------------------
  Weighted average number of shares assuming
    full dilution                             3,957,341   3,897,599     3,941,353   3,882,065
                                            ========================  ========================

  Consolidated net income (loss)               $988,122   ($264,773)   $5,410,639  $3,364,730
  Interest on convertible debt                   87,484      90,311       261,907     268,689
  Less:  Applicable federal income taxes         34,119      35,221       102,144     104,789
                                            ------------------------  ------------------------
  Adjusted net income                        $1,041,487   ($209,683)   $5,570,402  $3,528,630
                                            ========================  ========================

Fully diluted earnings per share                  $0.26      ($0.05)        $1.41       $0.91
                                            ========================  ========================

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15, because it produces an anti-dilutive result for the quarter ended September 30, 1994.